                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            THE COCA-COLA COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):


/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.


/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


/X/  Fee paid previously with preliminary materials.


/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                         [THE COCA-COLA COMPANY LOGO]

                                ATLANTA, GEORGIA

ROBERTO C. GOIZUETA
CHAIRMAN OF THE BOARD
          AND
CHIEF EXECUTIVE OFFICER

                                                                   March 1, 1996

Dear Share Owner:

     You are cordially invited to attend the Annual Meeting of Share Owners which will be held on Wednesday, April 17, 1996, at 9:00 a.m., local time, in Wilmington, Delaware.

     One of the items you will be considering at the Annual Meeting is an increase in the number of authorized shares of Common Stock of the Company and a two-for-one stock split for shares owned by the share owners of record as of May 1, 1996. The proposed split reflects management's continued confidence in the future performance of our business and its continuing commitment to increase the value of your investment in the Company. The stock split will place the stock price in a range more attractive to both individual and institutional investors, and may result in a broader market for our shares.

     The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote "FOR" the election of four Directors to serve until the 1999 Annual Meeting of Share Owners, "FOR" the proposal to amend Article FOURTH of the Certificate of Incorporation to increase the authorized Common Stock of the Company from 2,800,000,000 shares, par value $.25, to 5,600,000,000 shares, par value $.25, and to effect a split of the issued Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock, and "FOR" the ratification of Ernst & Young LLP as independent auditors of the Company for the 1996 fiscal year. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     To help us plan for the meeting, please mark the appropriate box on your proxy card telling us if you will be attending. An admission card is included.


                                                   /s/ Roberto C. Goizueta

                                                   ROBERTO C. GOIZUETA

                         [THE COCA-COLA COMPANY LOGO]

                    NOTICE OF ANNUAL MEETING OF SHARE OWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

     The Annual Meeting of Share Owners of The Coca-Cola Company, a Delaware corporation (the "Company"), will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Wednesday, April 17, 1996, at 9:00 a.m., local time, for the following purposes:

          1. To elect four Directors to serve until the 1999 Annual Meeting of Share Owners;

          2. To vote upon a proposal to amend Article FOURTH of the Certificate of Incorporation to increase the authorized Common Stock of the Company from 2,800,000,000 shares, par value $.25 per share, to 5,600,000,000 shares, par value $.25 per share, and to effect a split of the issued Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock;

          3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 1996 fiscal year; and

          4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Share owners of record at the close of business on February 19, 1996, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of share owners of the Company as of the close of business on February 19, 1996, will be available for inspection during normal business hours from April 2 through April 16, 1996, at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware, and will also be available at the meeting.

                                          By Order of the Board of Directors

                                          SUSAN E. SHAW
                                          Secretary

Atlanta, Georgia
March 1, 1996

     EACH SHARE OWNER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHARE OWNER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             THE COCA-COLA COMPANY
                              ONE COCA-COLA PLAZA
                             ATLANTA, GEORGIA 30313

                                                                   March 1, 1996

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHARE OWNERS
                           TO BE HELD APRIL 17, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of The Coca-Cola Company (the "Company") to be voted at the Annual Meeting of Share Owners of the Company to be held at the Gold Ballroom, Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 17, 1996, at 9:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is One Coca-Cola Plaza, Atlanta, Georgia 30313. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to share owners is March 1, 1996.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 1999 Annual Meeting of Share Owners, in voting by proxy, share owners may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, share owners may vote in favor of a proposal, against a proposal or may abstain from voting. Share owners should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to amend Article FOURTH of the Certificate of Incorporation to increase the authorized Common Stock of the Company from 2,800,000,000 shares, par value $.25 per share, to 5,600,000,000 shares, par value $.25 per share, and to effect a split of the issued Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock, and FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election. Amendment of Article FOURTH of the Certificate of Incorporation will require the affirmative vote of a majority of the outstanding shares. Ratification of the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast by the holders of the shares of Common Stock of the Company voting on the proposal in person or by proxy at the Annual Meeting. Thus, with respect to the proposed amendment, abstentions and broker non-votes will have the same effect as negative votes but, with respect to the ratification of the appointment of Ernst & Young LLP, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.


     Only owners of record of shares of Common Stock of the Company at the close of business on February 19, 1996, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On February 19, 1996, there were 1,252,475,560 shares of Common Stock of the Company issued and outstanding.

                             ELECTION OF DIRECTORS

                                    (ITEM 1)

BOARD OF DIRECTORS

     The Board of Directors of the Company, pursuant to the By-Laws of the Company, has determined that the number of Directors of the Company will be reduced from fourteen to thirteen, effective April 17, 1996. The Directors are divided into three classes, each class serving for a period of three years, which has been the practice of the Company since 1945.

     Approximately one-third of the members of the Board of Directors are elected by the share owners annually. The Directors whose terms will expire at the 1996 Annual Meeting of Share Owners are Cathleen P. Black, Warren E. Buffett, M. Douglas Ivester, Susan B. King and William B. Turner, all of whom, with the exception of Mr. Turner, have been nominated to stand for reelection as Directors at the 1996 Annual Meeting of Share Owners to hold office until the 1999 Annual Meeting of Share Owners and until their successors are elected and qualified. Mr. Turner is ineligible for renomination as a Director because the By-Laws of the Company prohibit the nomination of any person who has attained the age of 71.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS CONCERNING THE ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR CATHLEEN P. BLACK, WARREN E. BUFFETT, M. DOUGLAS IVESTER AND SUSAN B. KING AS DIRECTORS TO HOLD OFFICE UNTIL THE 1999 ANNUAL MEETING OF SHARE OWNERS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXY A CONTRARY CHOICE.

                        NOMINEES FOR ELECTION TO TERM EXPIRING 1999
-------------------------------------------------------------------------------------------
                     CATHLEEN P. BLACK                             Director since 1993
                     New York, New York                            Age 51
[PHOTO]              Ms. Black was named President of the Hearst Magazines Division of The
                     Hearst Corporation, a major media and communications company, in
                     November, 1995. Until that time she had served as President and Chief
                     Executive Officer of Newspaper Association of America, a newspaper industry organization, since May, 1991. Until May, 1991, she had been a director of and Executive Vice President/Marketing for Gannett
                     Company, Inc. since July, 1985, and President, then publisher, of USA
                     TODAY since October, 1983. She served as a Director of the Company from April, 1990 to May, 1991, and was again elected as a Director in
                     October, 1993. She is also a director of International Business
                     Machines Corporation.
                     Member of the Audit and Public Issues Review Committees of the Board
                     of Directors of the Company.
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
[PHOTO]              WARREN E. BUFFETT                             Director since 1989
                     Omaha, Nebraska                               Age 65
                     Mr. Buffett is Chairman of the Board of Directors and Chief Executive
                     Officer of Berkshire Hathaway Inc., a diversified holding company, and has held these positions for more than the past five years. From
                     August, 1991 until June, 1992, he assumed the additional positions of
                     Interim Chairman of the Board and Interim Chief Executive Officer of
                     both Salomon Inc and Salomon Brothers Inc. He remains a director of
                     Salomon Inc and is also a director of The Gillette Company.
                     Member of the Audit and Finance Committees of the Board of Directors
                     of the Company.
-------------------------------------------------------------------------------------------
[PHOTO]              M. DOUGLAS IVESTER                            Director since 1994
                     Atlanta, Georgia                              Age 48
                     Mr. Ivester was elected President, Chief Operating Officer and a
                     Director of the Company in July, 1994. He was appointed President of
                     Coca-Cola USA in August, 1990, and then President of the North America
                     Business Sector in September, 1991, in which capacity he served until elected to the positions of Executive Vice President of the Company and Principal Operating Officer/North America, effective April, 1993.
                     He is Chairman of the Board of Directors of Coca-Cola Enterprises Inc.
                     and a director of Georgia-Pacific Corporation.
                     Member of the Executive Committee of the Board of Directors of the
                     Company.
-------------------------------------------------------------------------------------------
[PHOTO]              SUSAN B. KING                                 Director since 1991
                     Durham, North Carolina                        Age 55
                     Ms. King has been Leader in Residence, Hart Leadership Program, Duke
                     University, a program for the development and advancement of leadership and management skills in the public and private sectors, since January, 1995. She was Senior Vice President-Corporate Affairs
                     of Corning Incorporated from March, 1992 through April, 1994, and previously served as President of Steuben Glass, a division of Corning
                     Incorporated, from 1987 to March, 1992.
                     Member of the Compensation and Public Issues Review Committees of the
                     Board of Directors of the Company.
-------------------------------------------------------------------------------------------
                         INCUMBENT DIRECTORS -- TERM EXPIRING 1998
-------------------------------------------------------------------------------------------
[PHOTO]              HERBERT A. ALLEN                              Director since 1982
                     New York, New York                            Age 55
                     Mr. Allen is President, Chief Executive Officer and a Managing
                     Director of Allen & Company Incorporated, a privately held investment banking firm, and has held these positions for more than the past five years.
                     Chairman of the Compensation Committee and a member of the Executive and Finance Committees of the Board of Directors of the Company.
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
 [PHOTO]             CHARLES W. DUNCAN, JR.                        Director since 1981
                     Houston, Texas                                Age 69
                     Mr. Duncan is a private investor and has been a private investor for more than the past five years. He previously served as a Director of the Company from 1964 to 1977. Mr. Duncan is a director of American
                     Express Company, Chemical Banking Corporation, Newfield Exploration
                     Co., Inc., PanEnergy Corporation and United Technologies Corporation,
                     and is a member of the International Advisory Board of Elf Aquitaine,
                     Inc.
                     Chairman of the Audit Committee and a member of the Executive
                     Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------------------
 [PHOTO]             ROBERTO C. GOIZUETA                           Director since 1980
                     Atlanta, Georgia                              Age 64
                     Mr. Goizueta is Chairman of the Board of Directors and Chief Executive
                     Officer of the Company and has held these positions since March, 1981.
                     Mr. Goizueta is a director of Eastman Kodak Company, Ford Motor
                     Company, SONAT Inc., SunTrust Banks, Inc., SunTrust Banks of Georgia,
                     Inc. and SunTrust Bank, Atlanta.
                     Chairman of the Executive Committee of the Board of Directors of the
                     Company.
-------------------------------------------------------------------------------------------
 [PHOTO]             JAMES D. ROBINSON III                         Director since 1975
                     New York, New York                            Age 60
                     Mr. Robinson is Chairman and Chief Executive Officer of RRE Investors,
                     LLC, a private venture investment firm, and President of J. D.
                     Robinson Inc., a strategic advisory company. He is also Senior Advisor to Trust Company of the West. He previously served as Chairman, Chief
                     Executive Officer and a director of American Express Company from 1977 to 1993. Mr. Robinson is a director of Alexander & Alexander Services
                     Inc., Bristol-Myers Squibb Company, Cambridge Technology Partners,
                     First Data Corporation, New World Communications Group, Inc. and Union
                     Pacific Corporation.
                     Chairman of the Committee on Directors and a member of the Public
                     Issues Review Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------------------
 [PHOTO]             PETER V. UEBERROTH                            Director since 1986
                     Newport Beach, California                     Age 58
                     Mr. Ueberroth has been an investor and Managing Director of The
                     Contrarian Group, Inc., a management company, since 1989. He was
                     Commissioner of Major League Baseball from 1984 until March, 1989. Mr.
                     Ueberroth is a director of Ambassadors International, Inc., CB
                     Commercial Real Estate Group, Inc., Doubletree Hotels Corporation and
                     Transamerica Corporation.
                     Member of the Audit and Compensation Committees of the Board of
                     Directors of the Company.
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                         INCUMBENT DIRECTORS -- TERM EXPIRING 1997
-------------------------------------------------------------------------------------------
[PHOTO]              RONALD W. ALLEN                               Director since 1991
                     Atlanta, Georgia                              Age 54
                     Mr. Allen is Chairman of the Board of Directors, President and Chief
                     Executive Officer of Delta Air Lines, Inc., a major U.S. air transportation company. Mr. Allen has been Chairman of the Board and
                     Chief Executive Officer since 1987, holding the additional title of
                     President from August, 1990 through April, 1991 and since March, 1993.
                     He is a director of NationsBank Corporation.
                     Member of the Executive Committee and the Committee on Directors of
                     the Board of Directors of the Company.
-------------------------------------------------------------------------------------------
[PHOTO]              DONALD F. MCHENRY                             Director since 1981
                     Washington, D.C.                              Age 59
                     Mr. McHenry is University Research Professor of Diplomacy and
                     International Affairs at Georgetown University and a principal owner and President of The IRC Group, a New York City and Washington, D.C.
                     consulting firm. He has held these positions for more than the past five years. Mr. McHenry is a director of American Telephone &
                     Telegraph Company, Bank of Boston Corporation, International Paper
                     Company and SmithKline Beecham PLC.
                     Chairman of the Public Issues Review Committee and a member of the
                     Audit Committee and the Committee on Directors of the Board of
                     Directors of the Company.
-------------------------------------------------------------------------------------------
[PHOTO]              PAUL F. OREFFICE                              Director since 1985
                     Lake Tahoe, Nevada                            Age 68
                     Mr. Oreffice retired as Chairman of the Board of Directors of The Dow
                     Chemical Company in 1992, which position he had held for more than five years. He is a director of CIGNA Corporation and Northern Telecom
                     Limited.
                     Member of the Finance Committee and the Committee on Directors of the
                     Board of Directors of the Company.
-------------------------------------------------------------------------------------------
[PHOTO]              JAMES B. WILLIAMS                             Director since 1979
                     Atlanta, Georgia                              Age 62
                     Mr. Williams is Chairman of the Board of Directors and Chief Executive
                     Officer of SunTrust Banks, Inc., a bank holding company. He assumed the position of Chairman of the Board of Directors in 1991 and of
                     Chief Executive Officer in 1990. He served as President in 1990 and as
                     Vice Chairman from 1984 to 1990. He is a director of Genuine Parts
                     Company, Georgia-Pacific Corporation, Rollins, Inc., RPC, Inc. and
                     SONAT Inc.
                     Chairman of the Finance Committee and a member of the Executive
                     Committee of the Board of Directors of the Company.
-------------------------------------------------------------------------------------------

     William B. Turner, who served as a Director of the Company since 1980, and who will not stand for reelection, is Chairman of the Executive Committee of
W. C. Bradley Co., a company involved in manufacturing, real estate development and sporting goods. Mr. Turner is also Chairman of the Board of Directors of Columbus Bank and Trust Company and a director and Chairman of the Executive Committee of Synovus Financial Corp., which company provides banking and financial services. He is a director of Total System Services, Inc.

OWNERSHIP OF EQUITY SECURITIES IN THE COMPANY

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each Director, the Company's five most highly compensated executive officers at year end and the Directors and executive officers of the Company as a group.


                                        AGGREGATE NUMBER      PERCENT OF
                                           OF SHARES          OUTSTANDING
               NAME                    BENEFICIALLY OWNED       SHARES
-----------------------------------    ------------------     -----------
Herbert A. Allen...................          4,755,550(1)            *
Ronald W. Allen....................              4,000               *
Cathleen P. Black..................              5,100(2)            *
Warren E. Buffett..................        100,000,000(3)         7.98%
Charles W. Duncan, Jr..............          3,482,038(4)            *
Susan B. King......................              6,000               *
Donald F. McHenry..................             11,636               *
Paul F. Oreffice...................             54,400(5)            *
James D. Robinson III..............              6,000(6)            *
William B. Turner..................         16,528,152(7)         1.32%
Peter V. Ueberroth.................             25,620(8)            *
James B. Williams..................         44,531,681(9)         3.56%
Roberto C. Goizueta................         36,177,988(10)        2.89%
M. Douglas Ivester.................          2,115,144(11)           *
John Hunter........................            875,811(12)           *
Jack L. Stahl......................            507,954(13)           *
Sergio S. Zyman....................            180,557(14)           *
All Directors and Executive
  Officers as a Group (27
  persons).........................        194,719,108(15)       15.49%


------------

     * Less than 1% of issued and outstanding shares of Common Stock of the Company.

     (1) Includes 1,173,960 shares owned by Allen & Company Incorporated ("ACI"), 23,000 shares owned by Allen Capital International L.P. and 62,000 shares owned by Allen Capital L.P., each of which is an affiliate of ACI's parent company. Also includes 120,406 shares which represent Mr. Allen's children's interests in a partnership and 43,340 shares owned by or held in trust for certain members of his family; Mr. Allen has disclaimed beneficial ownership of all such shares. Does not include 100,000 shares held by ACI's pension plan, over which he does not have voting or investment power.

     (2) Includes 5,000 shares jointly owned with Ms. Black's husband.

     (3) Shares owned indirectly through subsidiaries of Berkshire Hathaway Inc., the capital stock of which is owned 40.2% by Mr. Buffett and a trust of which he is trustee but in which he has no beneficial interest and 3.1% by his wife.

     (4) Includes 2,874,922 shares held as community property with Mr. Duncan's wife, 42,576 shares owned by his wife, 152,388 shares owned by a partnership of which he is a general partner and 168,000 shares owned by a trust of which he is one of three trustees. Does not include 12,000 shares owned by a foundation of which he is one of five directors and as to which he disclaims beneficial ownership.

     (5) Includes 400 shares owned by Mr. Oreffice's wife.

     (6) Does not include 2,363,450 shares owned by two trusts of which Mr. Robinson is a beneficiary.

     (7) Includes 14,328,000 shares owned by a company of which Mr. Turner is a director and a significant shareholder, 732 shares owned by his wife and 2,176,591 shares owned by a foundation of which he is one of several trustees. Does not include 112,896 shares owned by a trust of which he is a beneficiary.

     (8) Includes 10,620 shares owned by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 4,000 shares owned by his wife and 1,000 shares held by a foundation of which he is one of six directors.

     (9) Includes 26,705,161 shares owned by two foundations of which Mr. Williams is, in both cases, one of five trustees, and 17,801,520 shares owned by a foundation of which he is one of five trustees, another of whom is Mr. Goizueta.

     (10) Includes 182,484 shares credited to Mr. Goizueta's accounts under The Coca-Cola Company Thrift Plan, 5,616,000 shares which are subject to transfer restrictions, 17,801,520 shares owned by a foundation of which he is one of five trustees, another of whom is Mr. Williams, and 8,651,455 shares owned by a foundation of which he is one of three trustees. Also includes 1,333,329 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1996.

     (11) Includes 50,146 shares credited to Mr. Ivester's accounts under The Coca-Cola Company Thrift Plan and 700,000 shares which are subject to transfer restrictions. Also includes 1,245,178 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1996.

     (12) Includes 6,313 shares credited to Mr. Hunter's accounts under The Coca-Cola Company Thrift Plan and 265,000 shares which are subject to transfer restrictions. Also includes 566,023 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1996. Includes 3,050 shares owned by his wife.

     (13) Includes 18,142 shares credited to Mr. Stahl's accounts under The Coca-Cola Company Thrift Plan and 183,000 shares which are subject to transfer restrictions. Also includes 262,999 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1996. Includes 19,801 shares owned by his wife and 812 shares owned by his children. Does not include 1,600 shares owned by a trust of which he is a beneficiary.

     (14) Includes 1,031 shares credited to Mr. Zyman's accounts under The Coca-Cola Company Thrift Plan and 65,000 shares which are subject to transfer restrictions. Also includes 79,999 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1996. Includes 4,420 shares owned by his daughters.

     (15) Includes 4,970,262 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 30, 1996.

PRINCIPAL SHARE OWNERS

     Set forth in the table below is information as of February 19, 1996 (except as otherwise noted) with respect to persons known to the Company to be the beneficial owners of more than five percent of the Company's issued and outstanding stock:

                                   NUMBER OF SHARES      PERCENT
       NAME AND ADDRESS           BENEFICIALLY OWNED     OF CLASS
------------------------------    ------------------     --------
Berkshire Hathaway Inc. (1)           100,000,000           7.98%
  1440 Kiewit Plaza
  Omaha, Nebraska 68131
SunTrust Banks, Inc. (2)              110,538,066           8.83%
  25 Park Place, N.E.
  Atlanta, Georgia 30303

------------

     (1) Berkshire Hathaway Inc. ("Berkshire"), a diversified holding company, has informed the Company that certain subsidiaries of Berkshire hold an aggregate of 100,000,000 shares of the Company's Common Stock. The capital stock of Berkshire is beneficially owned 40.2% by Warren E. Buffett and a trust of which he is a trustee but in which he has no beneficial interest and 3.1% by his wife. All of such shares of the Company are included in the share ownership of Mr. Buffett disclosed in the table of beneficial ownership of securities above.

     (2) SunTrust Banks, Inc. ("SunTrust"), a bank holding company, has informed the Company that, as of December 31, 1995, certain subsidiaries of SunTrust held either individually or in various fiduciary and agency capacities an aggregate of 110,538,066 shares, of which 86,404,818 shares, or 6.9%, of the Company's Common Stock are held in various fiduciary and agency capacities as to which SunTrust and certain of its subsidiaries may be deemed beneficial owners, but as to which SunTrust and such subsidiaries disclaim any beneficial interest. SunTrust Bank, Atlanta owns individually 12,686,976 shares of the Company's Common Stock, SunTrust Banks of Georgia, Inc. owns individually 6,106,272 shares of the Company's Common Stock and Preferred Surety Corporation, a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust, owns individually 5,340,000 shares of the Company's Common Stock as to which SunTrust may be deemed a beneficial owner. Of the shares held in fiduciary or agency capacities, such subsidiaries of SunTrust have sole voting power with respect to 39,064,372 shares, shared voting power with respect to 23,478,724 shares, sole investment power with respect to 27,161,822 shares and shared investment power with respect to 37,213,169 shares. As to the shares described above, SunTrust has further informed the Company that 81,732,862 of such shares, or 6.5%, of the Company's Common Stock are held in various fiduciary and agency capacities by SunTrust Bank, Atlanta, which is a direct subsidiary of SunTrust Banks of Georgia, Inc. and an indirect subsidiary of SunTrust. Also, of such shares held in fiduciary and agency capacities, 20,904,986 shares of the Company's Common Stock are held by SunTrust Bank, Atlanta, as Trustee under The Coca-Cola Company Thrift Plan, a portion of which are included in the share ownership of the executive officers disclosed in the table of beneficial ownership of securities above.

COMMITTEES OF THE BOARD OF DIRECTORS; MEETINGS AND COMPENSATION OF DIRECTORS

     In accordance with the By-Laws of the Company, the Board of Directors has established an Executive Committee, a Finance Committee, an Audit Committee, a Compensation Committee, a Committee on Directors and a Public Issues Review Committee. The members of these Committees are indicated on pages 2 through 5 of this Proxy Statement.

     The Executive Committee, during the intervals between meetings of the Board of Directors, may exercise the powers of the Board of Directors except with respect to a limited number of matters, which include amending the Certificate of Incorporation or the By-Laws of the Company, adopting an agreement of merger or consolidation for the Company and recommending to the share owners of the Company a merger of the Company, the sale of all or substantially all of the assets of the Company or the dissolution of the Company. The Executive Committee did not meet in 1995.

     The Finance Committee, which is composed entirely of outside Directors, reviews and recommends to the Board of Directors the financial policies of the Company formulated by management with respect to the financial affairs and accounting policies of the Company. The Finance Committee has oversight of the budget and of all of the financial operations of the Company. The Finance Committee met five times in 1995.

     The Audit Committee, which is composed entirely of outside Directors, recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls and the professional services furnished by the independent auditors to the Company. The Audit Committee met three times in 1995.

     The Compensation Committee, which is composed entirely of outside Directors, reviews and approves all salary arrangements and other remuneration for officers of the Company. It also is responsible for review of certain benefit plans and for administration of the Stock Option Plans, the Long Term Performance Incentive Plan, the Executive Performance Incentive Plan and the Restricted Stock Award Plans. The Compensation Committee met five times in 1995.

     The Committee on Directors, which is composed entirely of outside Directors, recommends to the Board of Directors candidates for election to the Board of Directors and reviews matters relating to potential conflicts of interest and Directors' fees and retainers. The Committee on Directors will consider recommendations for nominees for directorships submitted by share owners. The Committee on Directors met twice in 1995.

     The Public Issues Review Committee, which is composed entirely of outside Directors, reviews Company policy and practice relating to significant public issues of concern to share owners, the Company, the business community and the general public. The Public Issues Review Committee met once in 1995.

     In 1995, the Board of Directors held seven meetings and Committees of the Board of Directors held a total of 16 meetings. Overall attendance at such meetings was 91%. All of the Directors attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which they served during 1995, except Ms. Black, who attended 67% of such meetings, and Mr. McHenry, who attended 69% of such meetings.

     Officers of the Company who are also Directors do not receive any fee or remuneration for services as members of the Board of Directors or of any Committee of the Board of Directors. Nonmanagement Directors receive a retainer fee of $50,000 per annum, $1,500 for each Board meeting attended and $1,500 for each Committee meeting attended. The chairman of each Committee receives an additional retainer fee of $5,000 per annum. Nonmanagement Directors may elect to defer receipt of all or part of their annual retainer fee until a date or dates no earlier than the year following the year in which their service as a Director terminates.

     In addition, the Company provides certain insurance and retirement benefits to members of the Board of Directors who are not employees of the Company, including $30,000 term life insurance for each Director, $100,000 group accidental death and dismemberment insurance and $200,000 group travel accident insurance coverage while traveling on Company business. Health and dental coverage is also provided. Costs to the Company for all such benefits for 1995 totaled $39,762. The Directors' Retirement Plan, as amended, provides that all Directors who are not employees of the Company and who, upon their retirement from the Board of Directors, (i) have served at least five years on the Board of Directors, and (ii) are at least 55 years old on the date of such retirement, shall be entitled to an annual retirement benefit equal to the annual retainer then payable to the Directors. Such retirement benefit will be paid to the retired Director or his or her surviving spouse for a period of time not to exceed the retired Director's total number of years of service on the Board of Directors or the retired Director may elect, no less than one year prior to retirement, to receive a lump sum payment upon retirement or pre-retirement death.

     In 1995, the Company entered into a one-year agreement with The IRC Group ("IRC"), a company of which Donald F. McHenry, a Director of the Company, is President and a substantial share owner. Under this agreement, IRC provides consulting services to the Company on international affairs and business activities and is paid $185,000. The Company contemplates utilizing the services of and paying a similar amount to IRC in 1996.

CERTAIN TRANSACTIONS

     James B. Williams, a Director of the Company, is Chairman of the Board and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engage in ordinary course of business banking transactions with the Company and its subsidiaries, including the making of loans on customary terms, for which fees of approximately $400,000 were paid in 1995. SunTrust Bank, Atlanta, a subsidiary of SunTrust, has extended a line of credit to the Company, averaging $75 million in 1995, for which it received fees of approximately $50,000 for such period. SunTrust Bank, Atlanta also holds in its portfolio equipment leases pursuant to which the Company paid approximately $244,000 in 1995 for the lease of trailers used to haul syrup. A SunTrust subsidiary leases office space in a building owned by a Company subsidiary and located at 711 Fifth Avenue, New York, New York. The current lease was modified in 1993 to extend the expiration date, originally set for 1995 under a 1990 extension, to 1997, and to set a new escalating scale of base rental amounts. The Company subsidiary was paid approximately $112,000 in 1995, and is expected to be paid $114,000 in 1996 and escalating payments in future years, under the renegotiated lease. In the opinion of management, the terms of such banking and credit arrangements and lease are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

     Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and the major share owner of Berkshire Hathaway Inc. In 1995, the Company paid approximately $218,000 for leased office space to a subsidiary of Berkshire Hathaway Inc. Berkshire Hathaway Inc. also holds a significant equity interest in USAir Group, Inc. In 1995, the Company paid $700,000 to USAir Group, Inc. under marketing incentive agreements.

     William B. Turner is Chairman of the Executive Committee of W.C. Bradley Co., and, directly and with other family members, holds a significant equity interest in such company. The Company and W.C. Bradley Co. contemplate entering into an agreement pursuant to which W.C. Bradley Co. will serve as the event merchandiser for the 1996 Olympic Torch Relay and for which it would pay the Company escalating royalty payments based on retail sales, but no less than $250,000.

     See "Committees of the Board of Directors; Meetings and Compensation of Directors" on pages 8 and 9 and "Compensation Committee Interlocks and Insider Participation" on page 23.

                             EXECUTIVE COMPENSATION

     The following tables and narrative text discuss the compensation paid in 1995 and the two prior fiscal years to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                               LONG-TERM COMPENSATION
                                                        -------------------------------------
                                                                      SECURITIES
                                                                      UNDERLYING                  ALL
                            ANNUAL COMPENSATION         RESTRICTED     OPTIONS/                  OTHER
 NAME AND PRINCIPAL    ------------------------------     STOCK          SAR          LTIP      COMPEN-
      POSITION         YEAR     SALARY       BONUS      AWARDS(9)     AWARDS(#)    PAYOUTS(11)  SATION(12)
---------------------  ----   ----------   ----------   ----------    ----------   ----------   --------
Roberto C. Goizueta    1995   $1,680,000(5) $3,200,000(7) $        0   1,000,000   $1,463,616   $176,446
  Chairman of the      1994    1,548,167(5)  2,823,000(7)          0           0    1,463,616    150,522
  Board and Chief      1993    1,454,000(5)  2,200,000(8)          0           0    1,380,816    138,724
  Executive Officer
M. Douglas Ivester(1)  1995      646,250     1,000,000(7)          0     250,000      574,560     67,287
  President            1994      567,500       600,000(7)          0     250,000      522,288     50,337
  and Chief            1993      520,000       270,000(8)          0     320,000      492,696     47,613
  Operating Officer
John Hunter(2)         1995      530,000       350,000(7)          0      30,000      574,560     39,331
  Executive Vice       1994      512,500       350,000(7)          0      80,000      574,560     31,460
  President            1993      486,250       240,000(8)    654,375(10) 245,000      361,920     25,740
Jack L. Stahl(3)       1995      401,583       290,000(7)          0      60,000      522,288     49,302
  Senior Vice          1994      400,140(6)    260,000(7)          0      60,000      522,288     36,527
  President            1993      379,282(6)    180,000(8)    654,375(10)  30,000      492,696     33,737
Sergio S. Zyman(4)     1995      370,000       270,000(7)  1,435,000(10)  50,000      338,976     43,087
  Senior Vice          1994      348,333       235,000(7)    759,375(10)  75,000      332,640     24,857
  President            1993      116,233        76,000(8)  1,308,750(10)  51,000           --     15,215

------------

     (1) Compensation for the last 8 1/2 months of 1993 and the first 6 1/2 months of 1994 reflects service in position as Principal Operating Officer of the Company's North America Business Sector. Compensation for the last 5 1/2 months of 1994 reflects service in new position as President and Chief Operating Officer.

     (2) Mr. Hunter retired from the Company on February 29, 1996. Compensation for 1993 reflects 8 1/2 months of service in new position as Principal Operating Officer of the Company's former International Business Sector.

     (3) Compensation for 1994 reflects 5 1/2 months of service in new position as President of the Company's Coca-Cola USA Division.

     (4) Compensation for 1993 reflects 4 1/2 months of service in new position as Chief Marketing Officer.

     (5) Includes $180,000 in deferred compensation. The Company credits $15,000 monthly to a deferred account for Mr. Goizueta on the Company's books. Amounts credited to the account plus interest thereon will be paid to him in ten annual installments, commencing one year after termination of his employment with the Company. In the event of Mr. Goizueta's disability or death prior to payment of all amounts deferred under this agreement, the balance will be paid to Mr. Goizueta or his beneficiary.

     (6) Includes fees paid to Mr. Stahl in 1993 and 1994 by Coca-Cola Amatil Limited, in which the Company then held a temporary majority interest, for service as a director as follows: approximately U.S.$24,282 for 1993, and approximately U.S.$13,140 for 1994. The Company played no role in the determination or authorization of such fees.

     (7) Under the Executive Performance Incentive Plan approved by the share owners of the Company in 1994, cash awards are made to participants based upon the individual's contributions to the improvement of operating results, growth, profitability and efficient operation of the Company. Awards are paid to participants annually during the year following the Executive Performance Incentive Plan year after certification of performance goals. In the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, pro-rated to reflect the number of months a participant was employed in the plan year. Under this Plan, awards for 1995 were made as follows:
$2,800,000 to Mr. Goizueta, $533,000 to Mr. Ivester, $295,000 to Mr. Hunter, $258,000 to Mr. Stahl and $233,000 to Mr. Zyman. In consideration of the contributions of each executive officer, the Compensation Committee also granted discretionary awards for 1995 as follows: $400,000 to Mr. Goizueta, $467,000 to Mr. Ivester, $55,000 to Mr. Hunter, $32,000 to Mr. Stahl and $37,000 to Mr. Zyman.

     (8) Under the Annual Performance Incentive Plan, cash awards are made to participants based upon the individual's contribution to the attainment of overall Company objectives and individual goals. Awards are paid to participants annually during the year following the Annual Performance Incentive Plan year. In the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, pro-rated to reflect the number of months a participant was employed in the plan year.

     (9) Share owners should be aware that the Company's restriction periods are significantly longer than those customarily found in restricted stock award plans. For example, restrictions on one named executive officer's first award under the 1983 Restricted Stock Award Plan will not lapse, assuming he does not die or become disabled and that no change in control occurs, for a minimum of 22 years and a maximum of 32 years from the date of grant.

     Under the 1983 Restricted Stock Award Plan, restrictions on awards granted prior to 1991 lapse when the recipient retires, becomes disabled or dies, or upon a change in control. Currently, restrictions on awards granted in and after 1991 pursuant to the 1983 Restricted Stock Award Plan and awards granted pursuant to the 1989 Restricted Stock Award Plan lapse when the participant retires at or after age 62 on a date which is at least five years from the award date, becomes disabled or dies, or upon a change in control. Restrictions on the award granted under the 1982 Restricted Stock Award Agreement between the Company and Mr. Goizueta lapse when the recipient retires, becomes disabled or dies, or upon a change in control.

     The aggregate restricted stock holdings at the end of 1995 for Mr. Goizueta were 5,616,000 shares (value at year end equaled $416,988,000, which is 472% of the value at grant dates); for Mr. Ivester, 700,000 shares (value at year end equaled $51,975,000, which is 766% of the value at grant dates); for Mr. Hunter, 265,000 shares (value at year end equaled $19,676,250, which is 305% of the value at grant dates); for Mr. Stahl, 183,000 shares (value at year end equaled $13,587,750, which is 326% of the value at grant dates); and for Mr. Zyman, 65,000 shares (value at year end equaled $4,826,250, which is 138% of the value at grant dates). The restricted stock was awarded pursuant to the 1982 Restricted Stock Award Agreement, the 1983 Restricted Stock Award Plan and the 1989 Restricted Stock Award Plan.

     Dividends on all stock awards are paid at the same rate as paid to all share owners. The 1983 Restricted Stock Award Plan and the 1982 Restricted Stock Award Agreement provide for the Company to make cash payments to recipients of awards made pursuant to these plans in amounts equal to the recipients' income tax liability on these awards when the restrictions lapse. Receipt of these cash payments also causes recipients to incur income tax liability, but no cash payments are made to the recipients to offset this liability. No cash payments for reimbursement of any income tax liability are provided under the 1989 Restricted Stock Award Plan.

     The shares awarded under these plans have been adjusted, as necessary, to reflect the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986.

     (10) These restricted stock awards were made pursuant to the 1989 Restricted Stock Award Plan. Thus, as was discussed in footnote 9, all income taxes resulting from these awards are the responsibility of the recipient.

     (11) Includes the entire amounts of the awards for the three-year periods ending December 31, 1995, 1994 and 1993, respectively, although one-half of each such amount is subject to forfeiture if the recipient leaves the employ of the Company prior to December 31, 1997, and December 31, 1996, respectively, except by reason of retirement, death or disability or unless pursuant to a change in control. Mr. Zyman's awards for 1994 and 1995 reflect theoretical participation and are meant to reimburse him for loss of income incurred upon joining the Company.

     (12) For 1995, includes: for Mr. Goizueta: $4,500 contributed by the Company to The Coca-Cola Company Thrift Plan (the "Thrift Plan", described below), $166,502 accrued under The Coca-Cola Company Supplemental Benefit Plan (the "Supplemental Plan", described below), and $5,444 in above-market interest credited on amounts deferred under the Company's 1986 Compensation Deferral and Investment Program (the "CDIP", described below); for Mr. Ivester: $4,500 contributed by the Company to the Thrift Plan, $47,829 accrued under the Supplemental Plan, and $14,958 in above-market interest credited on amounts deferred under the CDIP; for Mr. Hunter: $4,500 contributed by the Company to the Thrift Plan and $34,831 accrued under the Supplemental Plan; for Mr. Stahl:
$4,500 contributed by the Company to the Thrift Plan, $29,844 accrued under the Supplemental Plan, and $14,958 in above-market interest credited on amounts deferred under the CDIP; and for Mr. Zyman: $4,500 contributed by the Company to the Thrift Plan, $23,629 accrued under the Supplemental Plan, and $14,958 in above-market interest credited on amounts deferred under the CDIP.

     The Thrift Plan is a tax-qualified defined contribution plan intended to satisfy the requirements of Section 401(k) of the Internal Revenue Code. The Company contributes to each participant's account maintained under the Thrift Plan an amount of Company stock equal to 100% of the participant's contributions to the Thrift Plan but not more than 3% of (a) the participant's earnings or (b) $150,000 for 1995, whichever is lower.

     The Supplemental Plan provides a benefit to any eligible individual for whom the 3% matching contribution would otherwise be in excess of the maximum permitted under the Thrift Plan. The difference between the theoretical Company matching contribution under the Thrift Plan for each participant, without regard to the legally imposed maximum, and the maximum contribution permitted under the law is used to determine the number of theoretical shares of Common Stock of the Company which would have been purchased for the participant's account in the absence of the IRS limitation on participant earnings of $150,000 for 1995. The value of the accumulated theoretical shares, including dividends, is paid in cash to the individual at termination of employment. A participant will forfeit all rights to future benefits under the Supplemental Plan if the participant engages in competition with the Company following termination of employment.

     The CDIP, as amended, permitted salaried employees of the Company and certain of its subsidiaries whose base annual salary was at least $50,000, to defer, on a one-time basis, up to $50,000 of the compensation earned between May, 1986 and April, 1987. Amounts deferred are expected to be credited with annual compound interest at a variable annual rate of at least 16%. The rate for the period from May, 1995 through April, 1996 is 16.52%. At enrollment, each participant elected a method of distribution either (a) as a level annuity payable from the date of retirement until attainment of age 80, or
(b) split between pre-retirement payments commencing no earlier than 1993 and a level annuity payable from the date of retirement until attainment of age 80. Participants are allowed to make a one-time election to defer the commencement of monthly annuity payments until the earlier of age 65 or death. This election is, generally, only effective if the participant terminates employment at least one year after making the election and after reaching early retirement age under the Company's pension plan. If a participant terminates employment prior to early retirement age, the amounts credited, generally, will be paid out in a lump sum in cash when the participant no longer is an employee of the Company or participating subsidiaries.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                          INDIVIDUAL GRANTS
                      ----------------------------------------------------------
                                     % OF TOTAL
                       NUMBER OF      OPTIONS/
                      SECURITIES        SARS
                      UNDERLYING     GRANTED TO      EXERCISE
                      OPTIONS/SARS    EMPLOYEES       OR BASE
                        GRANTED       IN FISCAL        PRICE        EXPIRATION
       NAME               (#)           YEAR         ($/SHARE)         DATE
-------------------   -----------    -----------    -----------    -------------
Roberto C. Goizueta    1,000,000 (1)      11.0%     $    57.5625(1)    4/19/2005
M. Douglas Ivester       250,000 (1)       2.8%          71.25(1)     10/17/2005
John Hunter               30,000 (1)        .3%          71.25(1)     10/17/2005
Jack L. Stahl             60,000 (1)        .7%          71.25(1)     10/17/2005
Sergio S. Zyman           50,000 (1)        .6%          71.25(1)     10/17/2005

                                                              POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                             ANNUAL RATES OF STOCK PRICE APPRECIATION
                                                                   FOR OPTION TERM (10 YEARS)*
                                              ---------------------------------------------------------------------
                                                            5%                                    10%
                                              -------------------------------       -------------------------------
                                               PRICE PER        AGGREGATE            PRICE PER        AGGREGATE
       NAME                                      SHARE            VALUE                SHARE            VALUE
-------------------                           -----------    ----------------       -----------    ----------------
Roberto C. Goizueta                           $    93.8225        $36,264,375(2)    $   149.0825        $91,524,375(2)
M. Douglas Ivester                                116.14           11,221,875(2)        184.54           28,321,875(2)
John Hunter                                       116.14            1,346,625(2)        184.54            3,398,625(2)
Jack L. Stahl                                     116.14            2,693,250(2)        184.54            6,797,250(2)
Sergio S. Zyman                                   116.14            2,244,375(2)        184.54            5,664,375(2)

All Share Owners as a Group                   $    93.8225    $45,408,355,720(2)    $   149.0825   $114,610,389,288(2)
                                                  116.14       56,215,694,658(2)    $   184.54      141,872,934,904(2)
Named executives' portion of assumed value
   gained by all share owners                 $    93.8225              .0008       $   149.0825              .0008
                                                  116.14               .00031       $   184.54               .00031


------------

     * The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based upon growth at these prescribed rates. The Company did not use an alternative formula for a grant date valuation, an approach which would state gains at present, and therefore lower, value. The Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

     It is important to note that options have value to the listed executives and to all option recipients only if the stock price advances beyond the grant date price shown in the table during the effective option period.

     (1) These awards were made pursuant to the 1991 Stock Option Plan. Under this plan, the option price must be not less than 100% of the fair market value of the Company's Common Stock on the date the option is granted. The fair market value of a share of the Company's Common Stock is the average of the high and low market prices at which a share of stock was sold on the date of grant. These stock options may not be exercised during the first twelve months after the date of grant. Thereafter, these options may be exercised only to the extent of a fraction, the numerator of which is the number of whole months from the date of grant and the denominator of which is thirty-six. All unexercisable stock options granted pursuant to the plan become exercisable upon an optionee's retirement, death or disability or upon a change in control. The plan allows shares of Common Stock of the Company to be used to satisfy any resulting Federal, state and local tax liabilities, but does not provide for a cash payment by the Company for income taxes payable as a result of the exercise of a stock option award. This plan is the same in all material respects as the 1983 Stock Option Plan and the 1987 Stock Option Plan, except that this plan was amended in 1995, with share owner approval, to permit that options granted after February 15, 1995, which are held by persons who become disabled while employed or within six months after leaving the employ of the Company or who retire retain the exercise period originally provided in the option grant.

     (2) Not discounted to present value. Using a discount rate of 11%, which approximates the Company's cost of capital, the present value of the assumed potential realizable value of Mr. Goizueta's award is $12,771,750 at a 5% annual rate of stock price appreciation and $32,233,464 at a 10% annual rate of stock price appreciation; of Mr. Ivester's award, $3,952,170 at a 5% annual rate of stock price appreciation and $9,974,525 at a 10% annual rate of stock price appreciation; of Mr. Hunter's award, $474,260 at a 5% annual rate of stock price appreciation and $1,196,943 at a 10% annual rate of stock price appreciation; of Mr. Stahl's award, $948,521 at a 5% annual rate of stock price appreciation and $2,393,886 at a 10% annual rate of stock price appreciation; and of Mr. Zyman's award, $790,434 at a 5% annual rate of stock price appreciation and $1,994,905 at a 10% annual rate of stock price appreciation.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FY-END OPTION/SAR VALUES(1)


                                                                         NUMBER OF         VALUE OF UNEXERCISED
                                                                        SECURITIES             IN-THE-MONEY
                                                                        UNDERLYING             OPTIONS/SARS
                                                                        UNEXERCISED           AT FY-END ($)
                                                                      OPTIONS/SARS AT           (BASED ON
                                                                        FY-END (#)          $74.25 PER SHARE)
                            SHARES ACQUIRED           VALUE            EXERCISABLE/            EXERCISABLE/
           NAME               ON EXERCISE          REALIZED(2)         UNEXERCISABLE          UNEXERCISABLE
--------------------------  ---------------      ---------------      ---------------      --------------------
Roberto C. Goizueta             100,000            $ 6,565,625(3)        1,000,000/            $ 64,968,750/
                                                                         1,000,000               16,687,500
M. Douglas Ivester                   --                     --           1,187,399/              57,396,743/
                                                                           452,781                5,927,873
John Hunter                         195                  8,001(3)          457,965/              21,732,242/
                                                                           108,058                2,192,346
Jack L. Stahl                    12,000                626,500(4)          252,998/              12,776,571/
                                                                           105,002                1,295,364
Sergio S. Zyman                      --                     --              65,998/               1,806,475/
                                                                           110,002                1,658,338


------------

     (1) The share numbers, and market and exercise prices have been adjusted, as necessary, for the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986.

     (2) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the increase in the price of the Company's Common Stock from the option award date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold. Mr. Goizueta has not sold any shares of Company Common Stock in more than 20 years.

     (3) The exercise price of the stock option was $9.28125, which is equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was July 21, 1988.

     (4) The exercise price of the stock option was $5.91667, which is equal to the fair market value of a share of the Company's Common Stock on the date of grant, which was October 17, 1985.

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

                                            PERFORMANCE
                           NUMBER OF         OR OTHER              ESTIMATED FUTURE PAYOUTS(2)
                         SHARES, UNITS     PERIOD UNTIL         UNDER NON-STOCK PRICE-BASED PLANS
                           OR OTHER        MATURATION OR     ---------------------------------------
        NAME                RIGHTS            PAYOUT         THRESHOLD       TARGET        MAXIMUM
---------------------    -------------     -------------     ---------     ----------     ----------
Roberto C. Goizueta        1,274,520          3 years        $ 446,082     $1,274,520     $1,911,780
M. Douglas Ivester           739,900          3 years          258,965        739,900      1,109,850
John Hunter                  454,860          3 years          159,201        454,860        682,290
Jack L. Stahl                454,860          3 years          159,201        454,860        682,290
Sergio S. Zyman              367,600          3 years          128,660        367,600        551,400

------------

     (1) Effective January 1, 1982, and as amended and approved in 1994 by share owners of the Company, the Company has established a Long Term Performance Incentive Plan. The Compensation Committee, which administers the plan, awards incentive compensation to certain executive and senior officers of the Company. The Committee determines a base for each participant, calculated on the participant's salary grade midpoint and level of responsibility, for a three-year plan period, which base cannot be increased for that period. The Committee also sets a matrix which contains the target levels for the two performance measures: "Growth in Unit Case Sales" and "Growth in Economic Profit". Actual awards are determined after the end of the three-year period and range from 0% to 150% of the participant's base. The plan is not based on the price of the Company's Common Stock. Subject to continued employment of the participant, unless death, disability or retirement occurs, one-half of each award earned is paid at the close of each three-year performance period. Payment of the other half of each award, the "Restricted Award", is deferred for two years and is subject to forfeiture if the participant's employment with the Company terminates for any reason other than death, disability, retirement or a change in control of the Company in such two-year period. The participant is entitled to accrue interest on the Restricted Award during such two-year period, calculated at rates not in excess of prevailing market interest rates. Upon a change in control of the Company, all awards or portions of awards earned up until such date become fully vested and payable, and additional payments will be made in an amount equal to the participant's liability for any taxes attributable to such payments.

     (2) The threshold amount is equal to .35 times the targeted payout, and if actual Company performance falls below certain parameters, no payouts are made. The target amount is earned if specified performance targets are achieved. The maximum amount that can be earned is 1.50 times the targeted amount.

                               PENSION PLAN TABLE

                                                                   YEARS OF CREDITED SERVICE WITH
  ASSUMED AVERAGE ANNUAL                                                    THE COMPANY
COMPENSATION FOR FIVE-YEAR      ----------------------------------------------------------------------------------------------------
PERIOD PRECEDING RETIREMENT      15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS       40 YEARS       45 YEARS
---------------------------     ----------     ----------     ----------     ----------     ----------     ----------     ----------
        $   500,000             $  175,000     $  200,000     $  225,000     $  250,000     $  275,000     $  294,896     $  331,146
          1,000,000                350,000        400,000        450,000        500,000        550,000        593,646        666,146
          1,500,000                525,000        600,000        675,000        750,000        825,000        892,396      1,001,146
          2,000,000                700,000        800,000        900,000      1,000,000      1,100,000      1,191,146      1,336,146
          2,500,000                875,000      1,000,000      1,125,000      1,250,000      1,375,000      1,489,896      1,671,146
          3,000,000              1,050,000      1,200,000      1,350,000      1,500,000      1,650,000      1,788,646      2,006,146
          3,500,000              1,225,000      1,400,000      1,575,000      1,750,000      1,925,000      2,087,396      2,341,146
          4,000,000              1,400,000      1,600,000      1,800,000      2,000,000      2,200,000      2,386,146      2,676,146
          4,500,000              1,575,000      1,800,000      2,025,000      2,250,000      2,475,000      2,684,896      3,011,146
          5,000,000              1,750,000      2,000,000      2,250,000      2,500,000      2,750,000      2,983,646      3,346,146
          5,500,000              1,925,000      2,200,000      2,475,000      2,750,000      3,025,000      3,282,396      3,681,146
          6,000,000              2,100,000      2,400,000      2,700,000      3,000,000      3,300,000      3,581,146      4,016,146
          6,500,000              2,275,000      2,600,000      2,925,000      3,250,000      3,575,000      3,879,896      4,351,146
          7,000,000              2,450,000      2,800,000      3,150,000      3,500,000      3,850,000      4,178,646      4,686,146
          7,500,000              2,625,000      3,000,000      3,375,000      3,750,000      4,125,000      4,477,396      5,021,146
          8,000,000              2,800,000      3,200,000      3,600,000      4,000,000      4,400,000      4,776,146      5,356,146

     This table sets forth the annual retirement benefits payable under the Employee Retirement Plan of The Coca-Cola Company (the "Retirement Plan", described below), the retirement portion of the Supplemental Plan and The Coca-Cola Company Key Executive Retirement Plan (the "Key Executive Plan", described below) upon retirement at age 65 based on an employee's assumed average annual compensation for the five-year period preceding retirement and assuming actual retirement on January 1, 1996. The benefits listed in the table are not subject to any reduction for Social Security or other offset amounts.

     Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in the Summary Compensation Table. Awards under the Long Term Performance Incentive Plan are also included in the computation of benefits under the Retirement Plan, the Key Executive Plan and the Supplemental Plan. Company contributions received under the Company's Thrift Plan and Supplemental Plan are not included in the calculation of the named executive's compensation for purposes of the pension benefit.

     The Retirement Plan is a tax-qualified defined benefit plan and, subject to certain maximum and minimum provisions, bases pension benefits on a percentage of (a) the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last eleven years of credited service) or (b) $150,000 for 1995, whichever is lower, times the employee's years of credited service. Age requirements for early retirement and benefit reductions for early retirement are reduced for participants who terminate for any reason within two years after a change in control. The term "compensation" includes salary, overtime, commissions and performance incentive awards of the participants.

     The Supplemental Plan also provides a benefit to eligible persons whenever 100% of their pension benefits under the Retirement Plan are not permitted to be funded or paid through that plan because of limits imposed by the Internal Revenue Code of 1986, which limitations were an annual benefit at age 65 of $120,000 in 1995. If a participant terminates employment before early retirement age (for any reason other than death), the participant will forfeit the portion of the Supplemental Plan pension benefit attributable to credited service after December 31, 1993, unless the Compensation Committee of the Board of Directors otherwise expressly elects. In addition, a participant will forfeit all rights to future pension benefits under the Supplemental Plan if the participant engages in competition with the Company following termination of employment. If a participant is entitled to a pension benefit from the Retirement Plan because of termination of employment for any reason within two years subsequent to a change in control, then the change in control provisions in the Retirement Plan will apply to the calculation of the participant's pension benefit under the Supplemental Plan. These vested benefits are payable on termination of employment.

     The Key Executive Plan provides certain executive and other key senior officers of the Company annually, upon retirement, 20% of the average pay, including awards pursuant to the Long Term Performance Incentive Plan, for the five highest consecutive years out of the employee's last eleven years of credited service, increased 1% for each year of vested service with the Company up to a maximum of 35 years (i.e., up to 55%). The amount any participant will receive under the Key Executive Plan will be reduced, dollar for dollar, by amounts payable under the Retirement Plan. Eligibility for early retirement benefits under the Key Executive Plan commences when the participant has completed ten years of service with the Company and is 55 years old, or when the participant reaches age 60. Normal retirement benefits may commence when the participant reaches age 65. If a participant should die prior to retirement, his or her surviving spouse will receive accrued benefits under the Key Executive Plan, less any other survivor income benefits payable under the Retirement Plan. There is also a benefit to a participant's surviving spouse if the participant dies after retirement. These vested benefits are payable on termination of employment. A participant will forfeit all rights to future benefits under the Key Executive Plan if the participant engages in competition with the Company following termination of employment. In the event of a change in control, all benefits accrued to participants would immediately vest and, if a participant's employment terminates within two years after a change in control, his or her benefits would be paid in cash in a lump sum. In certain cases, such benefits are calculated assuming continuation of employment to the first date on which the employee would have satisfied the eligibility requirements with assumed increases of 8% per annum in covered compensation. Also in such event, the Company will pay the employee an additional amount equal to the liability, if any, under Section 4999 of the Internal Revenue Code of 1986 attributable to lump sum payments under the Key Executive Plan.

     The respective years of credited service as of December 31, 1995, for the persons named in the Summary Compensation Table are as follows: Mr. Goizueta,
41.5 years; Mr. Ivester, 16.2 years; Mr. Hunter, 20.4 years; Mr. Stahl, 16.5 years; and Mr. Zyman, 10.7 years.

     As reported in previous Proxy Statements, the Company entered into an Incentive Unit Agreement with Mr. Goizueta in 1988. Each Incentive Unit is equal to the market value of one share of the Company's Common Stock, and is payable, in cash, upon the recipient's death, retirement or disability or upon a change in control of the Company. Dividends are not paid on Incentive Units. The Incentive Unit Agreement provides for the Company to make a cash payment to the recipient of the award made pursuant to this agreement in an amount equal to the recipient's income tax liability on this award when the restrictions lapse. Receipt of this cash payment also causes the recipient to incur income tax liability, but no cash payment is made to the recipient to offset this liability. Under this agreement, 800,000 Incentive Units were awarded to Mr. Goizueta. The units awarded under this agreement have been adjusted to reflect the 2-for-1 stock split that occurred on May 1, 1992, and the 2-for-1 stock split that occurred on May 1, 1990. The award was made in 1988 and no further award can be made pursuant to this agreement.

     As reported in previous Proxy Statements, the Company entered into a Performance Unit Agreement with Mr. Goizueta in 1985. Pursuant to this agreement, Mr. Goizueta received 1,440,000 Performance Units. The value of each Performance Unit is equal to the increase in the market value of a share of the Company's Common Stock over $5.15625, the price of a share of the Company's Common Stock on January 2, 1985. The number of Performance Units and the base price thereof reflect adjustments for the 2-for-1 stock split that occurred on May 1, 1992, the 2-for-1 stock split that occurred on May 1, 1990, and the 3-for-1 stock split that occurred on June 16, 1986. The value of the Performance Units will be determined and paid in cash as of the date of the recipient's death, disability or retirement, or upon a change in control of the Company. The award was made in 1985 and no further award can be made pursuant to the Performance Unit Agreement.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and the Report of the Compensation Committee of the Board of Directors of The Coca-Cola Company on Executive Compensation shall not be incorporated by reference into any such filings.

                               PERFORMANCE GRAPH

             COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
                    THE COCA-COLA COMPANY, S&P 500 INDEX AND
                       FOOD, BEVERAGE AND TOBACCO GROUPS

                                  TOTAL RETURN
                     STOCK PRICE PLUS REINVESTED DIVIDENDS

                                   [GRAPH]

 Measurement Period
(Fiscal Year covered)        KO                             S&P                               FBT*
-----------------------------------------------------------------------------------------------------------------
(Measurement Pt.-1990)      $100                            $100                              $100
FYE 1991                    $175                            $130                              $146
FYE 1992                    $185                            $140                              $151
FYE 1993                    $201                            $154                              $134
FYE 1994                    $236                            $156                              $142
FYE 1995                    $345                            $215                              $200

-----------------------------------------------------------------------------------------------------------------
                                                                           Food, Beverage
The Coca-Cola Company                    The S&P 500                          & Tobacco
       (KO)                                 (S&P)                               (FBT)
-----------------------------------------------------------------------------------------------------------------

     * Based on information for a self-constructed peer group of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, which includes the following companies, but from which the Company has been excluded:

     Anheuser-Busch Companies, Inc., Brown-Forman Corporation, Adolph Coors Co., Coca-Cola Enterprises Inc., PepsiCo, Inc., Whitman Corporation, Archer Daniels Midland Company, Campbell Soup Company, ConAgra, Inc., CPC International Inc., Dean Foods Company, Dole Food Company, Inc., General Mills, Inc., H.J. Heinz Co., Hershey Foods Corporation, Geo. A. Hormel & Co., Kellogg Company, McCormick & Company, Incorporated, The Quaker Oats Company, Ralston Purina Company, Sara Lee Corporation, Tyson Foods, Inc., Wm. Wrigley Jr. Co., American Brands, Inc., Philip Morris Companies, Inc., Universal Corp., UST Inc.


     The Company's performance graph in its 1995 Proxy Statement included Borden, Inc., Coca-Cola Bottling Co. Consolidated, Flowers Industries, Inc., Gerber Products Company, Lance, Inc., Pet Incorporated, Ralcorp Holdings Inc., and Ralston-Continental Baking Group, which companies are no longer reported as a part of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal.


     The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1990.

                      REPORT OF THE COMPENSATION COMMITTEE
               OF THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
                           ON EXECUTIVE COMPENSATION

     In accordance with rules adopted in 1992 by the Securities and Exchange Commission, as amended in 1993, the Compensation Committee of the Board of Directors of The Coca-Cola Company offers this report regarding compensation policies for executive officers and the Chief Executive Officer of the Company.

     The Company's primary objective is to maximize share-owner value over time. To accomplish this objective, the Company has adopted a comprehensive business strategy. The overall goal of the Compensation Committee is to develop executive compensation policies and practices which are consistent with and linked to the Company's strategic business objectives.

     There are certain principles to which the Committee adheres in structuring the compensation packages of executive officers. They are as follows:

          LONG-TERM AND AT-RISK FOCUS: The majority of pay for senior executive officers should be composed of long-term, at-risk pay to focus management on the long-term interests of share owners. Less emphasis is placed on salary and annual incentives.

          EQUITY ORIENTATION: Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and share-owner interests. Consistent with this philosophy, the Company encourages and in some plans requires executives to hold stock delivered through equity-based plans.

          MANAGEMENT DEVELOPMENT: To support the Board of Directors in fulfilling its responsibility of identifying future business leaders, compensation opportunities should be structured to attract and retain those individuals who can maximize the creation of share-owner value. The compensation structure should support the Company's philosophy of moving potential leaders throughout the system, exposing them to many types of markets and operations.

          COMPETITIVENESS: The Company emphasizes total compensation opportunities and focuses less attention on the competitive posture of each component of compensation. The development of at-risk pay policies is driven more by Company strategy than by competitive practice. Over time, the level of the Company's competitiveness in compensation opportunities should be based on the Company's stock price performance relative to other large companies. In line with this principle, current total compensation competitiveness is targeted in the top quartile of the range of total compensation of a comparator group of companies described in the next section of this report.

     These principles apply to compensation policies for all executive officers, and there is no differentiation in application to officers named in the compensation table, other executive officers or other key individuals covered by the executive compensation plans of the Company. Further, the Committee does not follow the principles in a mechanical fashion; rather, the Committee uses its experience and judgment in determining the mix of compensation for each individual. The Committee believes that current compensation practices and levels meet the principles described herein.

     The principles have guided Committee action since a restructuring of the executive compensation approach was adopted in 1983. From January, 1983 through the end of 1995, earnings per share have grown at a compound annual rate of 16% and share-owner value has increased by $86 billion.

     Continued growth in global volume, earnings and economic profit contributed to an addition of $27 billion in the Company's market value in 1995 and a 46% return to share owners, including dividends. The Committee believes that the long-term focus on value creation engendered by the compensation principles kept management focus on the strategies that position the Company for sustained growth. For precisely this reason, the Committee affirms its commitment to continuing the compensation policies that have contributed to past success and which ensure continuity of executive leadership.

     The sections that follow illustrate these policies.

COMPONENTS OF EXECUTIVE COMPENSATION

     The four primary components of executive compensation are:

          - Base Salary
          - Annual Incentives
          - Long-Term Incentives
          - Benefits

     Each category is offered to key executives in various combinations, structured in each case to meet varying business objectives, to cumulatively provide a level of total compensation that places in the top (fourth) quartile of the range of total compensation offered by a comparator group. The companies selected for comparison of total compensation differ from those included in the Performance Graph in an earlier section of this Proxy Statement, because the Company seeks talent from a broader group of companies than the Food, Beverage and Tobacco Groups against which performance is compared.

     Total compensation comparators are selected by screening large public companies for such performance characteristics as profit growth and return on equity. Those which exhibit leadership in the performance measures over sustained periods are selected as benchmarks for the Company's total compensation standards.

     The philosophy underlying each category is discussed herein.

     BASE SALARY. Base salary is targeted at the third quartile of the range for the comparator group. Increases in base salary are at competitive levels but occur at frequencies ranging from 12 months to 36 months, depending upon recent performance, time in job, level of pay and other factors. The lag between increases in base pay is designed to ensure that focus remains on the long-term portion of the total compensation package. Increases in base pay are determined by individual performance rather than Company performance, and are based on subjective evaluations of all factors.

     Base salary for Mr. Goizueta was unchanged in 1995.

     With individual variation, base pay for the executive officer group generally falls within the targeted third quartile. Mr. Goizueta's base pay falls in the middle of the fourth quartile.

     ANNUAL INCENTIVES. The Company has maintained the Annual Performance Incentive Plan, and adopted the Executive Performance Incentive Plan effective January 1, 1994. Executive officers may be selected for participation in either, but not both, of these plans. For those executive officers participating in the Executive Performance Incentive Plan, the Committee reserves the right to grant discretionary bonuses based on subjective evaluation of each executive officer's individual performance. Each plan is described below.

          ANNUAL PERFORMANCE INCENTIVE PLAN. Target annual incentives are established for certain key executives, including participating executive officers. The actual award is based on profit growth, economic value added, unit volume increase and personal performance, and may be greater or less than the target annual incentive. Below a threshold level of performance, no awards may be granted. Generally, profit growth, economic value added and unit volume increase are weighted higher than personal performance, but the Committee may adjust weightings to take into account unusual circumstances. Opportunities are targeted at the third quartile of the range of the comparator group.

          EXECUTIVE PERFORMANCE INCENTIVE PLAN. This plan was approved by share owners in 1994. The Committee may approve some or all of the executive officers for participation in the plan each year, and executive officers selected for participation shall not be eligible for participation in the Annual Performance Incentive Plan. Target annual incentives are established for each approved executive officer. The award is based on earnings per share gain, unit volume increase and change in share of soft drink sales, and may be greater or less than the target annual incentive set under this plan. Nearly 95% of the award is determined from equal weightings on volume growth and earnings per share, with the remaining amount determined by market share change. Payments from this plan are intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Internal Revenue Code of 1986. Opportunities are targeted at the third quartile of the range of the comparator group.

          Competitive 1995 annual incentive data is not yet available. Measured against historical competitive standards, cumulative annual incentives paid to executive officers generally fell within the targeted third quartile, with individual variation.

          Mr. Goizueta earned an annual incentive award of $3,200,000 for 1995, of which $2,800,000 was made under the Executive Performance Incentive Plan and $400,000 from a discretionary award. The total award, which falls in the fourth quartile of the historical competitive standards, was made in consideration of the Company's volume and profit performance in 1995 and the repositioning of organization structure to intensify focus on local execution and away from focus on domestic and international segmentation of the business.

          Annual incentives from various plans may be earned by about 4,500 employees each year.

     LONG-TERM INCENTIVES. Long-term incentives comprise the largest portion of the total compensation package for executive officers. There are three forms of long-term incentives utilized for executive officers, including stock options, restricted stock and long-term incentive plans with cash awards. In any given year, an executive officer may be offered participation in a single plan or in a combination of plans.

     As framed by the guiding principles listed earlier, the Company targets a level of total compensation in the top (fourth) quartile of the comparator group range. Because base salary and annual incentives are targeted in the third quartile, the compensation focus for executive officers is clearly on long-term incentives. The scope of long-term incentive opportunities offered to each executive officer is determined first by the difference between desired level of total compensation and the combined amount of base salary and annual incentives, and, with respect to grants of stock-related items, by adjustment for recent Company performance.

     Factors which influence decisions regarding what form of long-term incentives to grant to a particular executive officer include tenure with the Company, history of past grants, time in current job and level of, or significant changes in, responsibility. These subjective criteria are used for determining grant type for all executive officers.

     Each form of long-term incentive is discussed below.

          RESTRICTED STOCK. The Restricted Stock Award Plans are designed to focus executives, including executive officers, on the long-term performance of the Company for the duration of their careers. Contrary to competitive practice, grants of restricted shares are subject to forfeiture until retirement, death, disability or a change in control. In addition, all grants after July, 1991 are forfeited if separation from the Company occurs before age 62 and before five years have elapsed from the date of the grant. These features result in the Company's ability to retain, throughout their entire careers, those individuals who are key to the creation of share-owner value.

          Currently, 59 key employees hold shares of restricted stock.

          In 1995, no award of restricted stock was made to Mr. Goizueta.

          STOCK OPTIONS. Options provide executives with the opportunity to buy and maintain an equity interest in the Company and to share in the appreciation of the value of the stock. Stock options only have value if the stock price appreciates in value from the date the options are granted.

          In 1994, a study was conducted related to the competitive positioning and level of impact on the business of associates in job grades close to but below the customary cut-off for stock option grants. As a result of this study, the Committee approved the granting of options to a broader group, and more than twice as many associates received option grants in 1994 as did in 1993. Over 5,600 people received option grants in 1994. This number grew to 6,500 in 1995.

          Executives are encouraged to hold shares received upon the exercise of the options, linking their interests to those of share owners. Mr. Goizueta has not sold any Company stock in over 20 years.

          Mr. Goizueta was granted 1,000,000 stock options in April, 1995. The Committee established this grant as the last equity award that would be made to Mr. Goizueta, and based the award on the sustained performance of the Company since he assumed his current role in March, 1981 and the remarkable increase in market value of the Company during this period (nearly $69 billion). The compound annual return to share owners (stock price appreciation plus dividends) during this period has been 27%.

          LONG TERM PERFORMANCE INCENTIVE PLAN. The Long Term Performance Incentive Plan is a three-year performance plan. The plan has previously measured performance against a matrix pairing return on equity and growth in income from continuing operations, and awards have varied based on the Company's level of attainment against these parameters. Below a threshold level of performance, no awards could be earned. Restrictions are attached on one-half of any award earned for two years after the end of the performance period.

          In 1994, the Committee recommended, and share owners approved, a revision to the plan which establishes unit case volume growth and growth in economic profit as the two performance measures which drive this plan. The Committee believes that these factors are the key contributors, over time, to the creation of share-owner value. The role of this plan is to maintain executive focus on the drivers of the business at all times, regardless of periodic distortions in the capital markets caused by external factors.

          The weight of each factor varies throughout the matrix. Considering the entire matrix, each factor carries approximately a 50% weight.

          Currently, 18 key employees participate in the long term incentive plan described above.

          Mr. Goizueta earned an award of $1,463,616 for the performance period ended December 31, 1995. Actual growth in Income from Continuing Operations and Return on Equity determined the amount of this award, which fell in the high end of the spectrum of potential awards.

     BENEFITS. Benefits offered to key executives serve a different purpose than do the other elements of total compensation. In general, they provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to key executives are largely those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

     TAX COMPLIANCE POLICY. A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the additional four executive officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, including the removal of positive discretion in the determination of individual rewards, compensation may be excluded from consideration of the $1 million limit. The policy of this Committee related to this Act is to establish and maintain a compensation program which maximizes the creation of long-term share-owner value.

     In 1994, share owners approved the Executive Performance Incentive Plan and a revised Long Term Performance Incentive Plan, both of which meet the conditions necessary for exclusion from consideration of non-deductibility. The Company's Stock Option Plan by its terms meets the necessary conditions. The actions taken evidence the Committee's approach to complying with the intent of the Act. It must be noted, however, that the Committee is obligated to the Board and the share owners of the Company to recognize and reward performance which increases the value of the Company. Accordingly, the Committee will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of share owners.

     SUMMARY. The Committee believes the executive compensation policies and programs described in this Report serve the interests of the share owners and the Company. Pay delivered to executives is intended to be linked to, and commensurate with, Company performance and with share-owner expectations. The Committee cautions that the practice and the performance results of the compensation philosophy described herein should be measured over a period sufficiently long to determine whether strategy development and implementation are in line with, and responsive to, share-owner expectations.

                                          Herbert A. Allen, Chairman
                                          Susan B. King
                                          William B. Turner
                                          Peter V. Ueberroth

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company is composed entirely of the four outside Directors named as signatories to the Compensation Committee report above, as was the case during fiscal 1995.

     Herbert A. Allen, who serves as Chairman of the Compensation Committee of the Company's Board of Directors, is President, Chief Executive Officer and a director of Allen & Company Incorporated ("ACI") and a principal share owner of ACI's parent. ACI has leased and subleased office space since 1977 in the building now owned by a subsidiary of the Company and located at 711 Fifth Avenue, New York, New York. The current lease was entered into in 1985 and in February, 1994 was modified to extend the original 1997 expiration date to 2006, to provide for the rental of additional office space and to set a new escalating scale of base rental amounts, commencing in 1994, for such space. In 1995, ACI paid approximately $2 million, and it is expected ACI will pay approximately $2.2 million in 1996 and escalating payments in future years, under this lease. In the opinion of management, the terms of the lease agreement are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

     Mr. Allen, directly and indirectly, holds a significant equity interest in Excalibur Technologies Corporation ("Excalibur"). In 1995, the Company received a $240,000 rebate of certain prepaid maintenance fees pursuant to a support services agreement with Excalibur. In the opinion of management, the terms of this agreement with Excalibur are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties for a comparable product and services at the time of its execution.

                          THE MAJOR INVESTEE COMPANIES


     The Company currently holds approximately 45% of the issued and outstanding shares of common stock of Coca-Cola Enterprises Inc. ("Coca-Cola Enterprises"), approximately 40% of Coca-Cola Amatil Limited ("Coca-Cola Amatil"), approximately 49% of Coca-Cola Beverages Ltd. ("Coca-Cola Beverages") and approximately 49% of The Coca-Cola Bottling Company of New York, Inc. ("Coca-Cola New York").


CERTAIN TRANSACTIONS WITH INVESTEE COMPANIES

     James B. Williams, a Director of the Company, is Chairman of the Board of Directors and Chief Executive Officer of SunTrust. Subsidiary banks of SunTrust engaged in ordinary course of business banking transactions in 1995, and are expected to engage in similar transactions in 1996, with Coca-Cola Enterprises and its subsidiaries, including the making of loans on customary terms.

     SunTrust Bank, Atlanta participates in a syndicate of lenders which provides a senior credit facility to Coca-Cola Beverages in the aggregate amount of Cdn.$360 million, and under which SunTrust Bank, Atlanta's commitment as at December 31, 1995 was Cdn.$45 million. In 1995, SunTrust Bank, Atlanta received fees and interest of approximately Cdn.$4.06 million with respect to such facility. In the opinion of management, the terms of such arrangements are fair and reasonable and as favorable to Coca-Cola Beverages as could have been obtained from a wholly unrelated party.

     SunTrust Bank, Atlanta serves as co-agent for a syndicate of banks for a $315 million credit facility dated November 21, 1995, which replaced a $200 million credit facility dated December 22, 1993, for Coca-Cola New York, for which facilities Coca-Cola New York paid to SunTrust Bank, Atlanta in 1995 an aggregate of $4.19 million for agency, closing, commitment and other fees and interest payments. Under the previous facility, SunTrust Bank, Atlanta had committed to lend Coca-Cola New York up to $55.7 million; under the new facility, its commitment is for up to $55 million. In the opinion of management, the terms of such arrangements are fair and reasonable and as favorable to Coca-Cola New York as could have been obtained from a wholly unrelated party.

     Warren E. Buffett, a Director of the Company, is Chairman of the Board of Directors, Chief Executive Officer and a major share owner of Berkshire Hathaway Inc., which company holds significant equity interests in USAir Group, Inc. and Wells Fargo & Company. In 1995, USAir Group, Inc. paid approximately $175,000 to Coca-Cola Enterprises or its affiliates and approximately $639,000 to Coca-Cola New York for soft drink products, and Coca-Cola Enterprises paid approximately $414,000 to Wells Fargo & Company for armored car and other services.

OWNERSHIP OF SECURITIES IN COCA-COLA ENTERPRISES, COCA-COLA AMATIL AND COCA-COLA BEVERAGES

     The following table sets forth information regarding ownership of the common stock of Coca-Cola Enterprises, Coca-Cola Amatil and Coca-Cola Beverages of the Directors, the Company's five most highly compensated executive officers and the Directors and executive officers of the Company as a group who own any shares of such common stock.


                                                                       AGGREGATE NUMBER      PERCENT OF
                                                                           OF SHARES         OUTSTANDING
                   NAME                              ENTITY           BENEFICIALLY OWNED       SHARES
-------------------------------------------  ----------------------   -------------------    -----------
Herbert A. Allen...........................  Coca-Cola Enterprises          2,846,628(1)         2.27%
Charles W. Duncan, Jr......................  Coca-Cola Enterprises             35,000(2)            *
Peter V. Ueberroth.........................  Coca-Cola Enterprises              1,000(3)            *
Roberto C. Goizueta........................  Coca-Cola Enterprises              5,000               *
M. Douglas Ivester.........................  Coca-Cola Enterprises             12,460(4)            *
                                             Coca-Cola Amatil                   3,125               *
John Hunter................................  Coca-Cola Amatil                   1,260               *
Jack L. Stahl..............................  Coca-Cola Enterprises              1,000               *
                                             Coca-Cola Amatil                   3,906               *
All Directors and Executive Officers as a
  group (27 persons).......................  Coca-Cola Enterprises          2,903,088            2.31%
                                             Coca-Cola Amatil                  16,013               *
                                             Coca-Cola Beverages               15,600(5)            *


------------

     * Less than 1% of issued and outstanding shares of common stock of the indicated entity.

     (1) Includes 2,755,100 shares owned by Allen & Company Incorporated ("ACI"). Also includes 49,761 shares which represent Mr. Allen's children's interests in a partnership and 26,667 shares owned by or held in trust for certain members of his family; Mr. Allen has disclaimed beneficial ownership of all such shares. Does not include 35,000 shares held by ACI's pension plan over which Mr. Allen does not have voting or investment power.

     (2) Includes 30,000 shares held as community property with Mr. Duncan's wife and 5,000 shares owned by a partnership of which he is a general partner.

     (3) Shares are owned by a trust of which Mr. Ueberroth is one of two trustees.

     (4) Includes 210 shares jointly owned with Mr. Ivester's parents, 796 shares owned by his wife and 85 shares jointly owned by his wife and his mother-in-law.

     (5) Includes 10,000 shares which may be acquired upon the exercise of currently exercisable options held by executive officers of the Company.

                               PROPOSAL TO AMEND
                   THE COMPANY'S CERTIFICATE OF INCORPORATION

                                    (ITEM 2)

DESCRIPTION OF THE PROPOSED AMENDMENT AND VOTE REQUIRED

     On December 20, 1995, the Board of Directors unanimously adopted resolutions approving a proposal to amend Article FOURTH of the Company's Certificate of Incorporation in order to (i) increase the number of shares of Common Stock which the Company is authorized to issue from 2,800,000,000, par value $.25 per share, to 5,600,000,000, par value $.25 per share, and (ii) split the Common Stock of the Company by changing each issued share of Common Stock into two shares of Common Stock, par value $.25 per share. The Board of Directors determined that such amendment is advisable and directed that the proposed amendment be considered at the Annual Meeting of Share Owners to be held April 17, 1996. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock of the Company is required to approve the proposed amendment.

     The full text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement. The amendment will not affect the number of shares of Preferred Stock authorized, which is 100,000,000 shares of Preferred Stock, par value $1.00 per share.

PURPOSES AND EFFECTS OF INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON
STOCK

     The proposed amendment would increase the number of shares of Common Stock which the Company is authorized to issue from 2,800,000,000 to 5,600,000,000. The additional 2,800,000,000 shares would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock of the Company are not entitled to preemptive rights or cumulative voting.


     The Board of Directors believes it desirable to preserve the relative proportion of issued to unissued shares. If the proposed amendment is adopted, there would be approximately 2,009,000,000 authorized shares that are not outstanding, reserved for issuance or held in the treasury of the Company. The present proportion of authorized and unissued shares to issued shares would be unchanged by the proposed stock split. The Company, as of February 19, 1996, had 1,712,453,955 shares of Common Stock issued, of which 459,978,395 were held in the treasury of the Company. Of the additional shares provided for by the proposed amendment, as of February 19, 1996, approximately 791,000,000 shares would be required to be reserved for issuance under the Company's stock compensation plans and prior acquisitions and to effect the stock split.


PURPOSES AND EFFECTS OF PROPOSED TWO-FOR-ONE STOCK SPLIT

     The Board of Directors anticipates that the increase in the number of outstanding shares of Common Stock of the Company resulting from a two-for-one stock split will place the market price of the Common Stock in a range more attractive to investors, particularly individuals, and may result in a broader market for the shares. The Company will apply for listing on The New York Stock Exchange, on which exchange shares of the Company's Common Stock are listed for trading, of the additional shares of Common Stock to be issued.


     If the proposed amendment is adopted, each share owner of record at the close of business on May 1, 1996, would be the record owner of, and entitled to receive a certificate or certificates representing one additional share of Common Stock for each share of Common Stock then owned of record by such share owner. Consequently, certificates representing shares of Common Stock should be retained by each share owner and should not be returned to the Company or to its transfer agent, as it will not be necessary to submit outstanding certificates for exchange.


     The Company has been advised by tax counsel that the proposed stock split would result in no gain or loss or realization of taxable income to owners of Common Stock under existing United States Federal income tax laws. The cost basis for tax purposes of each new share and each retained share of Common Stock would be equal to one-half of the cost basis for tax purposes of the corresponding share immediately preceding the stock split. In addition, the holding period for the additional shares issued pursuant to the stock split would be deemed to be the same as the holding period for the original share of Common Stock. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares and share owners are urged to consult their tax advisors.


     If the share owners dispose of their shares subsequent to the stock split, they may pay higher brokerage commissions on the same relative interest in the Company because that interest is represented by a greater number of shares. Share owners may wish to consult their respective brokers to ascertain the brokerage commission that would be charged for disposing of the greater number of shares.

     In accordance with the various stock option plans and the restricted stock award plans of the Company, it will be necessary to make appropriate adjustments in the number of shares and price of Common Stock reserved for issuance pursuant to such plans. From the effective date of the proposed amendment regarding the stock split, shares reserved for issuance pursuant to exercise of options or awards granted under such plans will be doubled and the exercise price per share, where applicable, divided by two. In addition, pursuant to the Company's Performance Unit Agreement, the number of Performance Units will be doubled and the base price will be divided by two. Pursuant to the Company's Incentive Unit Agreement, the number of Incentive Units will be doubled. Appropriate adjustments will be made under the Company's Supplemental Benefit Plan.


     If the proposed amendment is adopted, the value of the Company's common stock account will be increased to reflect the additional shares issued at par value $.25 per share and the value of the capital surplus account will be reduced a like amount with no overall effect on share-owners' equity. The number of shares issued and outstanding, reserved for issuance and held in the treasury would double.


EFFECTIVE DATE OF PROPOSED AMENDMENT AND ISSUANCE OF SHARES FOR STOCK SPLIT

     If the proposed amendment to Article FOURTH of the Certificate of Incorporation of the Company is adopted by the required vote of share owners, such amendment will become effective on May 1, 1996, which will become the record date for the determination of the owners of Common Stock entitled to a certificate or certificates representing the additional shares.

     Please do not destroy or send your present stock certificates to the Company. If the proposed amendment is adopted, those certificates will remain valid for the number of shares shown thereon, and should be carefully preserved by you. You will be mailed certificates only for the additional shares to which you are entitled. It is planned that certificates for additional shares will be mailed on May 10, 1996.

RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 5,600,000,000 SHARES, PAR VALUE $.25 PER SHARE, AND TO ADOPT A TWO-FOR-ONE STOCK SPLIT. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE PROPOSED AMENDMENT UNLESS SHARE OWNERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                    (ITEM 3)

     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 1996, subject to ratification of this appointment by the share owners of the Company. Ernst & Young LLP has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Share Owners, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Company voting in person or by proxy at the Annual Meeting of Share Owners. If the share owners should not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE 1996 FISCAL YEAR. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS SHARE OWNERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                              PROXY PROCEDURE AND
                            EXPENSES OF SOLICITATION

     The Company will continue its long-standing practice of holding the votes of all share owners in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a share owner makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will also continue, as it has for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged Georgeson & Company to assist with the solicitation of proxies for an estimated fee of $19,000 plus expenses. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

                            SHARE-OWNERS' PROPOSALS

     Proposals of share owners/shareholders intended to be presented at the 1997 Annual Meeting of Share Owners must be received by the Company on or before November 1, 1996, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

     According to the By-Laws of the Company, a proposal for action to be presented by any share owner at an annual or special meeting of share owners shall be out of order unless specifically described in the Company's notice to all share owners of the meeting and the matters to be acted upon thereat or unless the proposal shall have been submitted in writing to the Chairman of the Board of Directors and received at the principal executive offices of the Company at least 60 days prior to the date of such meeting, and such proposal is, under law, an appropriate subject for share-owner action.

                               OTHER INFORMATION

     Management does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Share Owners which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to share owners by its authority.

                                          SUSAN E. SHAW
                                          Secretary

Atlanta, Georgia
March 1, 1996

                             ---------------------

     THE ANNUAL REPORT TO SHARE OWNERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO SHARE OWNERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                             ---------------------

                                                                      APPENDIX A

     RESOLVED, that the Certificate of Incorporation of the Company be, and the same hereby is, amended by deleting the current Article "FOURTH" thereof, and substituting the following:

          "FOURTH: The total number of shares of all classes of stock that the corporation shall have authority to issue is Five Billion Seven Hundred Million (5,700,000,000) shares, consisting of Five Billion Six Hundred Million (5,600,000,000) shares of common stock, par value $.25 per share, and One Hundred Million (100,000,000) shares of preferred stock, par value $1.00 per share.

          The Board of Directors of the corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation") to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the shares of common stock, without a vote of the holders of the shares of preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the Preferred Stock Designation or Preferred Stock Designations establishing the series of preferred stock.

          Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of shares of common stock are entitled to vote.

          No stockholder shall have any preemptive right to subscribe to an additional issue of shares of any class of stock of the corporation or to any security convertible into such stock.

          Each share of common stock of the corporation issued and outstanding or held in the treasury of the corporation immediately prior to the close of business on May 1, 1996, that being the time when the amendment of this Article FOURTH of the Certificate of Incorporation shall have become effective, is changed into and reclassified as two fully paid and nonassessable shares of common stock, par value $.25 per share, and at the close of business on such date, each holder of record of common stock shall, without further action, be and become the holder of one additional share of common stock for each share of common stock held of record immediately prior thereto. Effective at the close of business on such date, each certificate representing shares of common stock outstanding or held in treasury immediately prior to such time shall continue to represent the same number of shares of common stock and as promptly as practicable thereafter, the corporation shall issue and cause to be delivered to each holder of record of shares of common stock at the close of business on such date an additional certificate or certificates representing one additional share of common stock for each share of common stock held of record immediately prior thereto."

                            (RECYCLED PAPER LOGO)

                         (THE COCA-COLA COMPANY LOGO)

P        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
R                          OF THE COCA-COLA COMPANY
O
X    The undersigned, having received the Notice of Annual Meeting and Proxy
Y Statement, hereby (i) appoints Herbert A. Allen, Paul F. Oreffice and James B. Williams, and each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs SunTrust Bank, Atlanta, Trustee under The Coca-Cola Company Thrift Plan and Trustee under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, and/or Banco Popular de Puerto Rico, Trustee under the Caribbean Refrescos, Inc. Thrift Plan, to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 1996 Annual Meeting of Share Owners to be held at the Gold Ballroom, Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on April 17, 1996, at 9:00 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, are further authorized to vote on matters which the Board of Directors did not know would be presented at the meeting by a reasonable time before the proxy solicitation was made, and are further authorized to vote on other matters which may properly come before the 1996 Annual Meeting and any adjournments or postponements thereof.

        Election of Directors:
           Nominees (terms expiring in 1999):
              Cathleen P. Black, Warren E. Buffett, M. Douglas Ivester, Susan B. King

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE ----------- APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK SEE REVERSE
     ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD        SIDE
     OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR ----------- SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


         -  DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET  -








                        ADMISSION TICKET (SEE REVERSE)






--------------------------------------------------------------------------------
                                DO NOT DETACH



           ANNUAL MEETING OF SHARE OWNERS OF THE COCA-COLA COMPANY

   =======================================================================
                                    AGENDA
                                    ------
      - Election of four Directors
      - Amendment of Article FOURTH of the Certificate of Incorporation
      - Ratification of appointment of Ernst & Young LLP as independent auditors
      - Transaction of such other business as may properly come before the meeting
   =======================================================================

    IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ON THE REVERSE.

  [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

       THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE
  VOTED "FOR" ALL OF THE BOARD OF DIRECTORS' NOMINEES AND "FOR" PROPOSALS 2 AND 3.
  -------------------------------------------------------------------------------------------------------------------------------
                                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3
  -------------------------------------------------------------------------------------------------------------------------------
                   FOR   WITHHELD                     FOR  AGAINST  ABSTAIN                              FOR  AGAINST  ABSTAIN
  1. Election of   [ ]     [ ]     2. Amendment of    [ ]    [ ]      [ ]     3. Ratification of the     [ ]    [ ]      [ ]
     Directors                        Certificate of                             appointment of Ernst &
     (See reverse)                    Incorporation                              Young LLP as
                                                                                 independent auditors
  For, except vote withheld from
  the following nominee(s):
  ______________________________
  -------------------------------------------------------------------------------------------------------------------------------


                                                                                                Do you plan to attend   [ ]   [ ]
                                                                                                the Annual Meeting?     YES   NO


                                                                        Please sign exactly as name appears hereon. Joint owners
                                                                        should each sign. When signing as attorney, executor,
                                                                        administrator, trustee or guardian, please give full title as such.


                                                                        ------------------------------------------------------------


                                                                        ------------------------------------------------------------
                                                                        SIGNATURE(S)                                    DATE
------------------------------------------------------------------------------------------------------------------------------------

                                    -  DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET  -

                                                         ADMISSION TICKET

                                                                   ANNUAL MEETING OF SHARE OWNERS
                                                                   OF THE COCA-COLA COMPANY

                                                                        WEDNESDAY, APRIL 17, 1996
                                                                        9:00 A.M., LOCAL TIME
                                                                        GOLD BALLROOM
                                                                        HOTEL DU PONT
                                                                        11TH AND MARKET STREETS
                                                                        WILMINGTON, DELAWARE
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                                                           DO NOT DETACH

    IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON.
    TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD ABOVE.

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       If you plan to attend the 1996 Annual Meeting of Share Owners, please mark the appropriate box on the proxy card above.
       Present this ticket to The Coca-Cola Company representative at the entrance to the Gold Ballroom.
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